Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
April 19, 2013	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

FIRST QUARTER 2013 RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter results for 2013, reporting net income of $53.3 million for the first quarter compared with net income of $46.8 million for the first quarter of 2012. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending March 31, 2013, next month.

The Bank’s board of directors also declared a dividend equal to an annual yield of 0.40 percent, the approximate daily average three-month LIBOR yield for the first quarter of 2013 plus 10 basis points. The dividend, based on average stock outstanding for the first quarter of 2013, will be paid on May 2, 2013. In declaring the dividend, the board reiterated that it anticipates that it will continue to declare modest cash dividends through 2013 consistent with this dividend declaration, although a quarterly loss or a significant adverse event or trend would cause a dividend to be suspended.

“As our balance sheet grows stronger each quarter, we are pleased to provide a stable return on our members’ investment,” said President and Chief Executive Officer Edward A. Hjerpe III. “Above all, we remain focused on our members and the solutions we offer to help them keep their communities resilient in all business cycles.”

First Quarter 2013 Operating Highlights

Net income for the three months ending March 31, 2013, was $53.3 million, compared with net income of $46.8 million for the same period in 2012. These results led to a $5.9 million  contribution to the Bank’s Affordable Housing Program for the quarter. Additionally, the Bank’s first quarter 2013 income was significantly increased by $14.6 million in net prepayment fees from advances (1) and investments.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $421,000 for the first quarter of 2013, compared with the $3.0 million recorded for such charges in the first quarter of 2012. The charges were attributable to projected incremental credit losses on the collateral underlying certain private-label MBS with a combined par value of $60.9 million at March 31, 2013. Offsetting the improvement in other-than-temporary impairment charges was an increase to net other loss of $3.5 million, from net other income of $1.2 million in the first quarter of 2012 to a net other loss of $2.3 million in the first quarter of 2013. The change in net other (loss) income was due primarily to a $2.6 million expense on the early retirement of debt in the first quarter of 2013, a reduction in net gains on derivatives and hedging activities of $651,000, and an increase in the net unrealized losses on trading securities of $214,000.

Net interest income after provision for credit losses for the quarter ending March 31, 2013, was $77.4 million, compared with $69.5 million for the first quarter of 2012. Contributing to the $7.9 million increase in net interest income after provision for credit losses was an increase in net prepayment fees of $10.3 million from $4.4 million in the first quarter of 2012 to $14.6 million in the first quarter of 2013. In addition, $2.9 million of the Bank’s interest income represented the accretion of discount from securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows has subsequently been recognized, (2) up $1.5 million from $1.4 million recorded the first quarter of 2012. Partially offsetting these increases in net interest income after provision for credit losses was a drop in average earning assets, which declined $10.1 billion from $48.7 billion for the first quarter of 2012, to $38.6 billion for the first quarter of 2013.

The decline in average earning assets was driven by a $6.3 billion drop in average investments balances and a $4.2 billion decrease in average advances balances.

Net interest spread was 0.69 percent for the quarter ended March 31, 2013, a 22 basis point increase from the same period in 2012, and net interest margin was 0.80 percent, a 24 basis point increase from the same period in 2012. The increase in net interest spread reflects a 23 basis point increase in the average yield on earning assets offset slightly by the one basis point increase in average yield on interest-bearing liabilities, while the increase in net interest margin further reflects that an increasing portion of the Bank’s assets is funded by equity capital as the Bank’s leverage has decreased.

Because prepayment-fee income recognized during these periods does not necessarily represent a trend that will continue in future periods, and due to the fact that prepayment-fee income represents a one-time fee recognized in the period in which the corresponding advance or investment security is prepaid, the Bank believes it is important to review the results of net interest spread and net interest margin excluding the impact of prepayment-fee income. These results are presented in the following table (dollars in thousands).

	For the Quarter Ended March 31, 2013
	With Net Prepayment Fees			Without Net Prepayment Fees
	Average Balance	Interest Income/ Expense	Average Yield(3)	Average Balance	Interest Income/ Expense	Average Yield(3)

Total interest-earning assets	$38,589,792	$160,577	1.69%	$38,589,792	$145,938	1.53%
Total interest-bearing liabilities	34,241,281	84,229	1.00%	34,241,281	84,229	1.00%
Net interest income		$76,348			$61,709
Net interest spread			0.69%			0.53%
Net interest margin			0.80%			0.65%

	For the Quarter Ended March 31, 2012
	With Net Prepayment Fees			Without Net Prepayment Fees
	Average Balance	Interest Income/ Expense	Average Yield(3)	Average Balance	Interest Income/ Expense	Average Yield(3)

Total interest-earning assets	$48,700,769	$177,061	1.46%	$48,700,769	$172,672	1.43%
Total interest-bearing liabilities	44,327,873	108,719	0.99%	44,327,873	108,719	0.99%
Net interest income		$68,342			$63,953
Net interest spread			0.47%			0.44%
Net interest margin			0.56%			0.53%

Notwithstanding the Bank’s success in achieving strong net interest spread and net interest margin for the quarter, the Bank expects these measurements to decline based on the continuing low interest-rate environment. The decline in the Bank’s average earning assets since December 31, 2008, is likely to negatively impact future earnings, particularly since reinvestment opportunities are not as profitable in this low interest-rate environment.

First Quarter 2013 Balance-Sheet Highlights

Total assets declined 8.1 percent to $36.9 billion at March 31, 2013, down from $40.2 billion at year-end 2012. During the quarter, investments declined by $2.5 billion, or 16.2 percent, and advances decreased $889.3 million to $19.9 billion, compared with $20.8 billion at year-end 2012. Demand for advances continues to be muted, as our members continue to experience high levels of deposits. Generally, deposits serve as liquidity alternatives to advances. Additionally, the Bank’s membership has experienced only modest growth in demand for their mortgage loans. The Bank does not expect advances balances to rise so long as deposit levels at members remain high in the absence of any other changes that would generally cause demand for advances to grow, such as stronger demand for loans. Demand for loans by members’ customers in 2013 is uncertain due to continued uncertainty about the economy, despite some positive signs in housing and labor markets.

Total investments were $13.0 billion at March 31, 2013, a decrease of $2.5 billion, or 16.2 percent, compared with $15.6 billion at December 31, 2012. The decrease was due to a $2.0 billion decline in short-term money-market investments, reflecting a lessened need for these kinds of investments to satisfy liquidity requirements, a desire to reduce exposure in unsecured investments, and narrowing yields relative to our funding costs. The par value of private-label MBS was $2.1 billion at March 31, 2013, a drop of $64.8 million from December 31, 2012, while the carrying value of private-label MBS was $1.3 billion at March 31, 2013, a decline of $38.7 million from December 31, 2012. The private-label MBS portfolio balance has declined significantly from its peak par value of $6.4 billion in September 2007.

Investments in mortgage loans totaled $3.5 billion at March 31, 2013, an increase of $25.5 million from year-end 2012. Notwithstanding the growth we experienced in 2012, the Bank cannot predict whether this portfolio will change significantly throughout the remainder of 2013, based on continued uncertainty about the mortgage loan market, unknown legislative and regulatory developments, and the sluggish economy.

GAAP capital at March 31, 2013, was $3.4 billion, a decrease of $193.8 million from $3.6 billion at year-end 2012. Capital stock declined by $253.0 million due to the repurchase of $300.0 million of excess capital stock (of which $25.0 million was mandatorily redeemable capital stock) offset by the issuance of $22.1 million of capital stock. Restricted retained earnings totaled $75.0 million at March 31, 2013, while total retained earnings at March 31, 2013, grew to $637.7 million, an increase of $50.1 million from December 31, 2012. Accumulated other comprehensive loss totaled $467.6 million at March 31, 2013, an improvement of $9.1 million from December 31, 2012.

The Bank remained in compliance with all regulatory capital ratios at March 31, 2013, and, in the most recent information available, was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank’s financial information at December 31, 2012.(4) At March 31, 2013, the Bank’s total regulatory capital-to-assets ratio was 10.9 percent, exceeding the 4.0 percent minimum regulatory requirement, and its permanent capital was $4.0 billion, exceeding its $705.6 million minimum regulatory risk-based capital requirement. Additionally, the Bank’s internal minimum capital requirement, which is the sum of the Bank’s 4.0 percent minimum regulatory capital requirement plus its retained earnings target, equaled $2.3 billion at March 31, 2013, which also was satisfied by the Bank’s actual regulatory capital of $4.0 billion. The ratio of the Bank’s market value of equity to its par value of capital stock was 111.9 percent at March 31, 2013, compared with 107.6 percent at December 31, 2012.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	3/31/2013	12/31/2012	3/31/2012
ASSETS
Advances	$19,900,367	$20,789,704	$24,891,964
Investments (5)	13,028,738	15,554,057	18,589,831
Mortgage loans held for portfolio, net	3,504,394	3,478,896	3,166,457
Other assets	501,426	386,360	263,647
Total assets	$36,934,925	$40,209,017	$46,911,899

LIABILITIES
Consolidated obligations, net	$31,703,190	$34,758,896	$41,367,791
Deposits	662,625	594,968	760,374
Mandatorily redeemable capital stock	190,889	215,863	214,859
Other liabilities	1,005,891	1,073,191	1,245,698

CAPITAL
Class B capital stock	3,202,211	3,455,165	3,402,556
Retained earnings - unrestricted	562,671	523,203	408,154
Retained earnings - restricted (6)	75,018	64,351	32,299
Total retained earnings	637,689	587,554	440,453
Accumulated other comprehensive loss	(467,570)	(476,620)	(519,832)
Total capital	3,372,330	3,566,099	3,323,177
Total liabilities and capital	$36,934,925	$40,209,017	$46,911,899

Total regulatory capital-to-assets ratio	10.9%	10.6%	8.7%
Ratio of market value of equity (MVE) to par value of capital stock (7)	111.9%	107.6%	97.4%

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	3/31/2013	12/31/2012	3/31/2012

Total interest income	$160,577	$178,445	$177,061
Total interest expense	84,229	96,692	108,719
Net interest income	76,348	81,753	68,342
Net interest income after provision for credit losses	77,435	82,823	69,493
Net other-than-temporary impairment losses on investment securities recognized in income	(421)	(1,629)	(2,960)
Other (loss) income	(2,276)	(4,951)	1,245
Operating expense	12,996	14,353	13,124
Other expense	2,459	2,474	2,622
AHP assessment	5,949	5,962	5,232
Net income	$53,334	$53,454	$46,800

Performance Ratios:
Return on average assets	0.56%	0.49%	0.38%
Return on average equity (8)	6.10%	6.07%	5.44%
Net interest spread	0.69%	0.66%	0.47%
Net interest margin	0.80%	0.76%	0.56%

(1)         Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers’ decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)         Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security’s expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(3)         Yields are annualized.

(4)         For additional information on the Bank’s capital requirements, see Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 26, 2013 (the 2012 Annual Report).

(5)        Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(6)         The Bank’s capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2012 Annual Report.

(7)         MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk-Market and Interest Rate Risk-Measurement of Market and Interest Rate Risk in the 2012 Annual Report.

(8)         Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The words “preliminary,” “expects,” “anticipates,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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